Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Post-Effective Amendment No. 2 to Form S-1 on Form S-3 No. 333-264910) and related Prospectus of NuScale Power Corporation for the registration of 228,011,646 shares of its Class A Common Stock and 8,900,000 Warrants to purchase shares of Class A Common Stock and to the incorporation by reference therein of our report dated March 15, 2023, with respect to the consolidated financial statements of NuScale Power Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Portland, OR
June 1, 2023